Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO COMPLETES SUCCESSFUL DEBT REPRICING
AND INCREASES REVOLVING CREDIT FACILITY

CAMP HILL, PA - June 18, 2018 - Harsco Corporation (NYSE: HSC) (the “Company”) announced today amendments to its existing senior secured credit facilities in order to, among other things, reduce the interest rate applicable to the $545 million of term loans outstanding and increase the amount of its revolving credit commitments. Goldman Sachs and Citigroup acted as joint bookrunners and joint lead arrangers for the amendments. Under the amendments, the new effective interest rate on the term loans is LIBOR plus 225 basis points, a reduction of 75 basis points, and revolving credit commitments increased $100 million to $500 million.

“We are pleased to further lower our interest costs through this repricing,” said Pete Minan, Senior Vice President and Chief Financial Officer. “This transaction improves Harsco’s earnings and cash flow annually by approximately $4 million and is incremental to the meaningful savings realized through a similar transaction in late 2017. We also increased our revolver commitments to further strengthen our financial flexibility as we continue to pursue growth. Overall, this successful transaction reflects the positive underlying changes within Harsco over the past few years and a favorable outlook for our businesses.”

About Harsco Corporation
Harsco Corporation is a diversified, global engineered products and services company serving the worldwide steel, railway and energy sectors. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

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